City of Buenos Aires, November 1st, 2023 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. Mercado Abierto Electrónico S.A. (MAE) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in order to comply with section 2, Chapter I, Title XII of the CNV Rules (2013 revised version). We hereby inform that LOMA NEGRA C.I.A.S.A. (the “Company”) today closed the public placement of its negotiable bonds Class 4, under its program of negotiable bonds (not convertible into shares) for up to US$ 500,000,000. The notice showing the results was published today before the Comisión Nacional de Valores (CNV), Bolsas y Mercados Argentinos S.A. (BYMA) and Mercado Abierto Electrónico S.A. (MAE). We hereby inform the relevant information of the results: • Face Value of the Negotiable Bonds Class 4 to be issued: US$ 10,000,000. • Interest Rate: 6.00%. • Issuance Price: 100% of face value. • Issuance and Liquidation Date: November 2nd, 2023. • Maturity: 30 months from the Issue and Settlement Date. • Amortization: Bullet. • Interests: Six-monthly. Sincerely, ___________________ Marcos Isabelino Gradin Investor Relations Officer